                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b)
            AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 3)(1)


                             TRACTOR SUPPLY COMPANY
--------------------------------------------------------------------------------


                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.008 PER SHARE
--------------------------------------------------------------------------------


                         (Title of Class of Securities)


                                    892356106
--------------------------------------------------------------------------------


                                 (CUSIP number)



        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages

CUSIP  NO. 892356106                                           PAGE 2 OF 6 PAGES
                                       13G

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                Joseph H. Scarlett, Jr.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                U.S.A.
--------------------------------------------------------------------------------
                                  5       SOLE VOTING POWER
         NUMBER OF
                                          1,479,692
          SHARES

       BENEFICIALLY

         OWNED BY

           EACH

         REPORTING

        PERSON WITH
                            ----------------------------------------------------
                                  6       SHARED VOTING POWER

                                          0
                            ----------------------------------------------------
                                  7       SOLE DISPOSITIVE POWER

                                          1,479,692
                            ----------------------------------------------------
                                  8       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,479,692
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                             /X/

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                16.9%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

                                IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).          NAME OF ISSUER:

                       Tractor Supply Company


ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                       320 Plus Park Boulevard, Nashville, TN 37217


ITEM 2(a).          NAME OF PERSON FILING:

                       Joseph H. Scarlett, Jr.


ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                       320 Plus Park Boulevard, Nashville, TN 37217


ITEM 2(c).          CITIZENSHIP:

                       U.S.A.


ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                       Common Stock, par value $.008 per share


ITEM 2(e).          CUSIP NUMBER:

                       892356106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a)   / /   Broker or dealer registered under Section 15 of the Act,

        (b)   / /   Bank as defined in Section 3(a)(6) of the Act,

        (c)   / /   Insurance Company as defined in Section 3(a)(19) of the Act,


                                Page 3 of 6 Pages

        (d)   / /   Investment Company registered under Section 8 of the
                    Investment Company Act,

        (e)   / /   Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940,

        (f)   / /   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

        (g)   / /   Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G); see Item 7,

        (h)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.             OWNERSHIP.

        (a)         Amount beneficially owned:

                       1,479,692

                    This amount includes 100,000 shares held by Mr. Scarlett's wife as to which Mr. Scarlett disclaims beneficial ownership pursuant to Rule 13d-4. Under certain circumstances, Mr. Scarlett and his wife could be viewed as a group within the meaning of Regulation 13D-G. Mr. Scarlett disclaims membership in any such group.

                    This amount excludes 26,186 shares held for Mr. Scarlett's account by the Tractor Supply Company Employee 401(k) Retirement Plan. Mr. Scarlett has neither voting power nor investment power with respect to these shares and accordingly disclaims beneficial ownership of them pursuant to Rule 13d-4.

        (b)         Percent of class:

                       16.9%

        (c)         Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote 1,479,692
                    (ii)  Shared power to vote or to direct the vote 0
                    (iii) Sole power to dispose or to direct the disposition of
                          1,479,692
                    (iv) Shared power to dispose or to direct the disposition of 0


                                Page 4 of 6 Pages

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.


ITEM 10.       CERTIFICATION.

               Not applicable.


                                Page 5 of 6 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 1998



                                                  Joseph H. Scarlett, Jr.



                                                  By: /s/ Michael J. Kincaid
                                                      --------------------------
                                                      Michael J. Kincaid
                                                      Attorney-in-Fact*

--------
* Pursuant to a Power of Attorney, dated March 21, 1994, filed with the Reporting Person's Form 3, dated March 22, 1994, which is hereby incorporated herein by reference.


                                Page 6 of 6 Pages